                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
State Farm Life and Accident Assurance Company and
Policy Owners of the State Farm Life and Accident Assurance Company Variable Life Separate Account:

We consent to the inclusion in this Post-Effective Amendment No. 4 of the Registration Statement on Form S-6 (File No. 333-64345) of our reports dated February 20, 2002, on our audit of the financial statements of State Farm Life and Accident Assurance Company and on our audit of the financial statements of State Farm Life and Accident Assurance Company Variable Life Separate Account, and to the reference to our firm under the caption "Experts."



/s/ PricewaterhouseCoopers LLP

Chicago, IL
April 25, 2002